RAUSCH COLEMAN HOMES

Addendum/Amendment to New Home Purchase Agreement

Lot/Block/Subdivision: EV 16-3

Address: 29433 E 79th Pl S

Buyer(s): Arrived Holdings, Inc.

Date: 2/8/23

This Addendum/Amendment shall supplement, modify, amend and/or supersede certain terms (and only certain terms) of the New Home Purchase Agreement ("Agreement") dated ______________________ between the parties hereto. All other terms of the Agreement not specifically modified herein will remain in full force and effect.

- Loan: The purchase of the Property is contingent upon the approval of:

  ________ VA ________ FHA ________ Rural Development ________ ADFA
- The address of the Property has changed from: ______________________

  to ______________________
- The estimated Closing date will be on or before ______________________ (subject to other terms in Agreement)
- Other (attach additional pages as needed):

  Purchaser may assign this Contract, in its sole and absolute discretion and without the consent of Seller, to an affiliate of Purchaser or to an entitiy which is managed, sub-managed (or similar) by Purchaser, for the purpose of taking title to the Property. In the even of such an assignemtn the Assignee shall be responsible for all terms of the Contract including the funding of earnest money deposit and any other deposits required under the contract.

  Seller agrees to give buyer a 3 days to review HOA Covenants.

Executed on the date stated above:

[redacted]

____
Buyer

____
Buyer